Exhibit 99.1

Global Water Resources Reports First Quarter 2017 Results and Declares Increased Monthly Dividend

Company to Hold Investor Conference Call Today at 1:00 p.m. Eastern time

PHOENIX, AZ – May 10, 2017 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the first quarter ended March 31, 2017.

Q1 2017 Highlights

•

Revenue remained constant at $6.8 million compared to the same period in 2016.  However, Adjusted Revenue (which adjusts for the Willow Valley disposition) was up 3.1% from the same period in 2016, driven by an increase in active connections and approved rate increases;

•	Total active connections increased 3.4% to 37,687 at March 31, 2017 from 36,465 at March 31, 2016 (after adjusting for the Willow Valley disposition), and up from 37,387 at December 31, 2016;
•	Net income totaled $0.1 million compared to a loss of $0.3 million in the same period in 2016;
•	Adjusted EBITDA (a non-GAAP metric, as defined below) was up 5% from the same period in 2016 to $3.2 million;
•	Invested $6.5 million into the capital improvement program through first quarter of 2017;
•	Cash and cash equivalents totaled $14.8 million at March 31, 2017;
•

Increased dividend by 2.5% to $0.27672 per year from $0.27 per year.  This equates to a monthly dividend of $0.02306.  The increased dividend will be paid starting on June 30, 2017 to holders of record on June 16, 2017.

Management Commentary

“The continued positive trend in new and re-established connections drove adjusted revenue growth this quarter, and in combination with lower interest expense, helped generate positive net income,” said the company President and CEO, Ron Fleming. “Moving forward, we expect to continue to grow net income as we remain focused on improving operational efficiencies and aggressively managing controllable expenses. We will use our cash-on-hand to make targeted improvements that defer the tax liability generated by the Valencia disposition while building rate base, and further support revenue growth and reduce expenses. We continue to evaluate accretive acquisition opportunities that would also help defer the tax liability generated by the Valencia disposition. As we execute our growth plan, we will continue to assess our dividend policy based on our commitment to grow our regular dividend, as evidenced by the dividend increase we announced today.”

Q1 2017 Financial Summary

Total Revenue
Total revenue in the first quarter of 2017, was virtually unchanged at $6.8 million as compared to the same period in 2016.

Adjusted Revenue (which adjusts for the Willow Valley disposition) increased 3.1% to $6.8 million in the first quarter of 2017 compared to the same period in 2016. The increase in Adjusted Revenue was primarily attributed to a 3.4% increase in active connections quarter over quarter and the approved increase in rates.

Operating Expenses

Total operating expenses increased to $5.9 million in the first quarter of 2017 from $5.8 million in the same period in 2016. The increase was due to an increase in general and administrative expenses partially offset by a reduction in operations and maintenance costs. The increase in general and administrative costs was primarily driven by board compensation expense (related to board options that are non-cash) and US public company costs that were recorded in the first quarter of 2017 but were not recorded in same year-ago quarter. This was partially offset by reduced operating costs of $126,000 related to the Willow Valley disposition and a $76,000 reduction in service contract fees in first quarter of 2017 compared to 2016.

Other Income and Expense

Other expense was $0.7 million in the first quarter of 2017 compared to $1.6 million of expense in the same period in 2016. The change was primarily attributed to a decrease in interest expense of $510,000, a $310,000 improvement in equity investment and a $102,000 increase in the Valencia growth premium payment.

Net Income (Loss)

Net income totaled $0.1 million or $0.00 per share in the first quarter of 2017, as compared to net loss of $0.3 million or $(0.02) per share in first quarter of 2016. The change was primarily attributed to the reduction of interest expense and the improvement in the company’s equity method investment and Valencia growth premium.

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP metric, as defined below) was $3.2 million in the first quarter of 2017, up $146,000 (or 5%) from $3.1 million in the same period in 2016. The increase was primarily due to organic connection growth, higher rates, reduced contract costs and increased growth premium payments related to the Valencia condemnation, offset by increased US public company expense.

Dividend Policy

The company previously declared a monthly cash dividend of $0.0225 per common share (or $0.27 per share on an annualized basis), which will be payable on May 31, 2017 to holders of record at the close of business on May 17, 2017. The board has also approved an increased dividend of $0.02306 per common share (or $.27672 per share on an annualized basis), which will be payable on June 30, 2017 to holders of record at the close of business on June 16, 2017.

Business Outlook

Global Water's immediate growth strategy for its regulated water, wastewater and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. Global Water will also place more focus on its original mission of aggregating water and wastewater utilities, allowing its customers and the company to realize the benefits of consolidation, regionalization and environmental stewardship.

Connection Rates

Excluding the impact of the Willow Valley operations, Global Water experienced positive growth in new connections and in re-establishing service on previously vacant homes. As of March 31, 2017, active service connections increased by 1,222 to 37,687, compared to 36,465 as of March 31, 2016 (after adjusting for the Willow Valley disposition). This represents an increase of 3.4%. The company’s vacancy rate is now at 1.6% after reaching a peak of 11.2% in February of 2009.

Arizona’s Growth Corridor: Positive Population Trends

The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. Its population has increased throughout 2015 and 2016, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Maricopa County will have a population of 4.9 million by 2020, representing a 15% increase from 2016 census estimates, and 6.8 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus panel, most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the W.P. Carey School of Business, using U.S. Census data, reported that single family housing permits grew 10% to 18,456 in 2016 compared to 2015. The panel forecasts nearly 22,000 permits in 2017, an increase of approximately 19%. Permits for 2018 are forecasted to increase to nearly 25,000 permits. In the City of Maricopa, where Global Water has its largest water and wastewater utilities, the Home Builders Association of Central Arizona reports that permits are up 84% year over year.

The company believes this growth rate, combined with five additional years of rate increase phase-ins, creates an opportunity for Global Water to meaningfully increase its active connections and revenues for the foreseeable future.

Conference Call

Global Water Resources will hold a conference call to discuss its first quarter of 2017 results later today, followed by a question and answer period.

Date: Wednesday, May 10, 2017

Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)

Toll-free dial-in number: 1-855-327-6837

International dial-in number: 1-778-331-2160

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through May 24, 2017.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 10002843

About Global Water Resources

Global Water Resources, Inc. is a leading water resource management company that owns and operates nine utility companies which provide water, wastewater and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains references to "EBITDA", Adjusted EBITDA and Adjusted Revenue. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events (ii) option expense related to awards made to the board of directors and (iii) equity method investment. Adjusted Revenue is defined as Revenue excluding Willow Valley water revenue.  Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA and Adjusted Revenue are also presented because management believes that they provide measures of our recurring core business. However, EBITDA, Adjusted EBITDA and Adjusted Revenue are not recognized earnings measures under accounting principles generally accepted in the United States of America (“U.S. GAAP”) and do not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA, Adjusted EBITDA and Adjusted Revenue may not be comparable to similar measures presented by other issuers. Investors are cautioned that EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with U.S. GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss), and revenue excluding the effects of the disposition of Willow Valley to revenue, the most comparable GAAP measures are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements which reflect the Company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning, future net income growth, our strategy, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2016 which was filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact for Global Water Resources

Michael J. Liebman

SVP and CFO

Tel (480) 999-5104

mike.liebman@gwresources.com

Investor Relations for Global Water Resources:

Ron Both, CMA

Tel (949) 432-7566

GWRS@cma.team

GLOBAL WATER RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$281,428	$273,366
Less accumulated depreciation	(74,079)	(72,877)
Net property, plant and equipment	207,349	200,489
CURRENT ASSETS:
Cash and cash equivalents	14,807	20,498
Accounts receivable — net	1,328	1,471
Due from affiliates	444	333
Accrued revenue	1,631	1,619
Prepaid expenses and other current assets	796	819
Total current assets	19,006	24,740
OTHER ASSETS:
Intangible assets — net	12,772	12,772
Regulatory asset	81	110
Deposits	5	—
Bond service fund and other restricted cash	230	228
Equity method investment	602	480
Total other assets	13,690	13,590
TOTAL ASSETS	$240,045	$238,819
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,039	$1,791
Accrued expenses	8,462	7,602
Deferred revenue	8	1
Customer and meter deposits	1,406	1,482
Long-term debt and capital leases — current portion	7	25
Total current liabilities	12,922	10,901
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,280	114,317
Deferred regulatory gain - ICFA	19,739	19,740
Regulatory liability	7,859	7,859
Advances in aid of construction	62,232	61,996
Contributions in aid of construction — net	4,506	4,585
Deferred income tax liabilities, net	2,440	2,383
Acquisition liability	934	934
Other noncurrent liabilities	896	913
Total noncurrent liabilities	212,886	212,727
Total liabilities	225,808	223,628
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 19,581,266 shares issued as of March 31, 2017 and December 31, 2016	196	196
Paid in capital	18,506	19,510
Accumulated deficit	(4,465)	(4,515)
Total shareholders' equity	14,237	15,191
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$240,045	$238,819

GLOBAL WATER RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
REVENUES:
Water services	$2,785	$2,989
Wastewater and recycled water services	3,988	3,807
Unregulated revenues	18	20
Total revenues	6,791	6,816

OPERATING EXPENSES:
Operations and maintenance	1,474	1,612
Operations and maintenance - related party	360	472
General and administrative	2,432	2,054
Depreciation	1,646	1,617
Total operating expenses	5,912	5,755
OPERATING INCOME	879	1,061

OTHER INCOME (EXPENSE):
Interest income	4	3
Interest expense	(1,312)	(1,822)
Other	352	323
Other - related party	214	(101)
Total other income (expense)	(742)	(1,597)

INCOME (LOSS) BEFORE INCOME TAXES	137	(536)
INCOME TAX (EXPENSE) BENEFIT	(87)	222
NET INCOME (LOSS)	$50	$(314)

Basic earnings (loss) per common share	$0.00	$(0.02)
Diluted earnings (loss) per common share	$0.00	$(0.02)
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	19,581,266	18,241,746
Diluted	19,622,751	18,241,746

GLOBAL WATER RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$50	$(314)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred compensation	425	214
Depreciation	1,646	1,617
Amortization of deferred debt issuance costs and discounts	11	45
(Gain) loss on equity investment	(122)	188
Other (gains) and losses	4	—
Provision for doubtful accounts receivable	21	22
Deferred income tax benefit (expense)	57	(339)
Changes in assets and liabilities:
Accounts receivables	122	(85)
Other current assets	(100)	(1,382)
Accounts payable and other current liabilities	(12)	2,432
Other noncurrent assets	27	29
Other noncurrent liabilities	(30)	9
Net cash provided by operating activities	2,099	2,436

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,505)	(1,371)
Deposits of restricted cash, net	(2)	(9)
Other cash flows from investing activities	(5)	—
Net cash used in investing activities	(6,512)	(1,380)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease	(67)	(36)
Debt issuance costs paid	—	(8)
Advances in aid of construction	111	53
Dividends paid	(1,322)	(1,160)
Net cash used in financing activities	(1,278)	(1,151)
DECREASE IN CASH AND CASH EQUIVALENTS	(5,691)	(95)
CASH AND CASH EQUIVALENTS — Beginning of period	20,498	11,513
CASH AND CASH EQUIVALENTS – End of period	$14,807	$11,418

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA in the three months ended March 31, 2017 and 2016 is as follows (in thousands):

	For the Three Months Ended March 31,
	2017	2016	Change	Change %
Net Income	$ 50	$ (314)	$ 364	-116%
Income tax expense	87	(222)	309	-139%
Interest income	(4)	(3)	(1)	33%
Interest expense	1,312	1,822	(510)	-28%
Depreciation	1,646	1,617	29	2%
EBITDA	$ 3,091	$ 2,900	$ 191	7%
Board option expense	265	—	265	100%
Equity investment loss	(122)	188	(310)	-165%
EBITDA Adjustments	143	188	(45)	-24%
Adjusted EBITDA	$ 3,234	$ 3,088	$ 146	5%

Reconciliation of Total Revenues to Adjusted Revenue

	Three Months Ended March 31,
	2017	2016	Change	% Change
	(in thousands)
Water services	$ 2,785	$ 2,989	$ (204)	-6.8%
Wastewater and recycled water services	3,988	3,807	181	4.8%
Unregulated revenues	18	20	(2)	-10.0%
Total revenues	$ 6,791	$ 6,816	$ (25)	-0.4%
Willow Valley water revenue	—	(226)	226	-100.0%
Adjusted revenue	$ 6,791	$ 6,590	$ 201	3.1%